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As filed with the Securities and Exchange Commission on January 23, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOTHERS WORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

456 North Fifth Street, Philadelphia, Pennsylvania 19123
(Address, including zip code,
of principal executive offices)

1987 STOCK OPTION PLAN
(Full title of the plan)

Rebecca C. Matthias, President
Mothers Work, Inc.
456 North 5th Street
Philadelphia, Pennsylvania 19123
(Name and address of agent for service)

(215) 873-2200
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, par value $.01 per share	500,000 shares	$24.05	$12,025,000	$972.82

(1)
Pursuant to Rule 416(b), there shall also be deemed covered hereby such additional securities as may result from anti-dilution adjustments under the 1987 Stock Option Plan, as amended and restated (the "1987 Stock Option Plan").

(2)
Estimated pursuant to Rule 457(h) solely for the purpose of calculating the amount of the registration fee. The price and fee are computed based upon $24.05, the average of the high and low prices for the common stock reported on the Nasdaq National Market on January 16, 2004. Each share of common stock to be registered hereby includes one preferred stock purchase right. Prior to the occurrence of certain events, the rights will not be exercisable or evidenced separately from the shares of common stock. Value attributable to these rights, if any, is reflected in the market price of the common stock, and the rights are issued for no additional consideration. Accordingly, there is no offering price for the rights, and no registration fee is required.

EXPLANATORY NOTE

        Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed in order to register 500,000 additional shares of common stock, par value $.01 per share (the "Common Stock"), of Mothers Work, Inc. (the "Company"), that are of the same class as the shares covered by currently effective Registration Statements on Form S-8 of the Company relating to the Company's 1987 Stock Option Plan.

        The contents of each of the following, each as filed on Form S-8 and as may be hereafter amended, is incorporated by reference into this Registration Statement:

  •
  Registration Statement No. 033-64580 filed on June 17, 1993;

  •
  Registration Statement No. 033-89726 filed on February 27, 1995;

  •
  Registration Statement No. 333-02404 filed on March 18, 1996;

  •
  Registration Statement No. 333-03480 filed on April 12, 1996;

  •
  Registration Statement No. 333-59529 filed on July 21, 1998; and

  •
  Registration Statement No. 333-57766 filed on March 28, 2001.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

        The validity of the Common Stock registered hereunder has been passed upon for the Company by Pepper Hamilton LLP. Elam M. Hitchner, III, a member of the Company's Board of Directors, is the owner of 20,500 shares of Common Stock and options to purchase an additional 24,000 shares of Common Stock, and is of counsel to Pepper Hamilton LLP.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Pepper Hamilton LLP
23.1	Independent Auditors' Consent
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
24.1	Power of Attorney (on signature page)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on January 22, 2004.

MOTHERS WORK, INC.
By:	/s/ DAN W. MATTHIAS Dan W. Matthias Chairman of the Board and Chief Executive Officer (the principal executive officer)
By:	/s/ EDWARD M. KRELL Edward M. Krell Executive Vice President—Chief Financial Officer (the principal financial officer and the principal accounting officer)

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dan W. Matthias and Rebecca C. Matthias, and each or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on January 22, 2004 in the capacities indicated.

/s/ DAN W. MATTHIAS Dan W. Matthias Chairman of the Board and Chief Executive Officer (the principal executive officer)
/s/ REBECCA C. MATTHIAS Rebecca C. Matthias President, Chief Operating Officer and Director

/s/ EDWARD M. KRELL Edward M. Krell Executive Vice President—Chief Financial Officer (the principal financial officer and the principal accounting officer)
/s/ JOSEPH A. GOLDBLUM Joseph A. Goldblum Director
/s/ ELAM M. HITCHNER, III Elam M. Hitchner, III Director
/s/ DAVID SCHLESSINGER David Schlessinger Director
/s/ WILLIAM A. SCHWARTZ, JR. William A. Schwartz, Jr. Director
/s/ STANLEY C. TUTTLEMAN Stanley C. Tuttleman Director

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EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY